Exhibit 99.1

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
NEENAH ENTERPRISES, INC. ANNOUNCES CLOSURE OF GREGG INDUSTRIES
     Neenah, WI, February 11, 2009 — Neenah Enterprises, Inc. (NEI) Chief Executive Officer Robert Ostendorf today announced the decision of NEI’s board to close its Gregg Industries, Inc. facility due to the poor economy and declining sales. Gregg Industries, Inc., located in El Monte, California, is a manufacturer of iron castings for trucks and heavy machinery.
     “Most of the remaining 225 workers at Gregg will receive notices this week that the plant will close approximately in mid-May 2009. We are acting in accordance with the United States Worker Adjustment and Retraining Notification Act (WARN) and California regulations, giving employees 60 days notice of our closure,” stated Jeff Hillier, vice president and general manager of Gregg Industries.
     Gregg Industries, operating out of El Monte, California, since the 1940’s, was one of the nation’s leading manufacturers of complex, highly cored ferrous, high quality iron castings for the industrial, automotive and truck industries, making engine parts that help keep the air clean. Gregg’s facilities cover eight acres of land in the City of El Monte, California.
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.
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Forward- Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on NEI’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include our ability to successfully amend our credit agreement to provide financial covenant relief, if necessary, and/or our ability to otherwise maintain or obtain adequate sources of liquidity; material disruptions to the major industries we serve; continued price fluctuations in the scrap metal market; increases in price or interruptions in the availability of metallurgical coke; regulatory restrictions or requirements; developments affecting the valuation or prospects of the casting and forging industries generally or our business in particular; the outcome of legal proceedings in which we are involved; changes in economic conditions affecting us, our customers and our suppliers; and other factors described or referenced in our Form 10-K for the year ended September 30, 2008 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this press release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.
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